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Exhibit 23.7


The Board of Directors New American HealthCare Corp.:

     We consent to the use of our report incorporated herein by reference on Memorial Hospital of Adel and to the reference to our firm under the heading "Interest of Named Experts and Counsel" in the prospectus.


KPGM LLP
Nashville, Tennessee
June 16, 1999